Exhibit T3B.21

I.	Allgemeine Bestimmungen

§ 1 Firma, Sitz und Geschäftsjahr

(1)	Die Gesellschaft führt die Firma

Amryt AG.

(2)	Sie hat ihren Sitz in

75223 Niefern-Öschelbronn.

(3)
Das Geschäftsjahr der Gesellschaft ist das Kalenderjahr. Das erste Geschäftsjahr ist ein Rumpfgeschäftsjahr, welches mit der Eintragung des Formwechsels in das Handelsregister beginnt und dem darauf folgenden 31.12. endet.

§ 2 Gegenstand des Unternehmens

(1)	Gegenstand des Unternehmens ist die Entwicklung, die industrielle Herstellung und der Vertrieb von Arzneimitteln und Kosmetika.

(2)	Die Gesellschaft ist zu allen Geschäften und Maßnahmen berechtigt, die dem Gegenstand des Unternehmens dienen.

(3)	Sie kann auch andere Unternehmen gründen, erwerben, vertreten, sich daran beteiligen sowie Zweigniederlassungen im In- und Ausland errichten.

§ 3 Bekanntmachungen

Die Bekanntmachungen der Gesellschaft erfolgen im Bundesanzeiger.

II.	Grundkapital und Aktien

§ 4 Höhe und Einteilung des Grundkapitals, Aktienurkunden

(1)	Das Grundkapital der Gesellschaft beträgt

EUR 21.205.250,00

(in Worten: Euro einundzwanzig Millionen zweihundertfünftausendundzweihundertfünfzig).
I.	General Provisions

§ 1 Company Name, Headquarters and Business Year

(1)	The company shall have the name

Amryt AG.

(2)	It is headquartered in

75223 Niefern-Öschelbronn.

(3)
The business year of the company shall correspond to the calendar year. The first business year shall be a short business year, which shall commence upon entry of the form change in the commercial register and end on the following 31 December.

§ 2 Object of the Company

(1)	The object of the company shall be development, industrial production and sale of medicines and cosmetics.

(2)	The company shall have the right to make any transactions and take any measures that serve the company's object.

(3)	It may found, acquire, represent and hold shares in other companies and found branches in and outside of the country.

§ 3 Announcements

The company's announcements shall be published in the Federal Gazette.

II.	Share Capital and Shares

§ 4 Amount and Distribution of the Share Capital, Share Certificates

(1)	The company's share capital shall be

EUR 21,205,250.00

(in words: Euro twenty-one million two hundred and five thousand two hundred and fifty).

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Exhibit T3B.20
Es ist eingeteilt in 21.205.250 Stückaktien.

(2)	Die Ausgabe von Vorzugsaktien, die mit einem Gewinnvorzugsrecht ausgestattet sind, bleibt vorbehalten.

(3)	Die Form der Aktienurkunden bestimmt der Vorstand mit Zustimmung des Aufsichtsrats. Dasselbe gilt für Schuldverschreibungen und deren Zins- und Erneuerungsscheine.

(4)
Die Gesellschaft kann die Aktien ganz oder teilweise in Aktienurkunden zusammenfassen, die eine Mehrheit von Aktien verbriefen. Jeder Aktionär hat das Recht, von der Gesellschaft die Ausstellung einer Mehrfachurkunde über sämtliche von ihm gehaltenen Aktien auf ihre Kosten zu verlangen. Der Anspruch des Aktionärs auf Einzelverbriefung mehrerer Aktien ist ausgeschlossen. Die Gesellschaft gibt keine Gewinnanteil- und Erneuerungsscheine aus.

(5)
Junge Aktien aus einer künftigen Kapitalerhöhung können mit Vorzügen bei der Gewinnverteilung versehen werden. Ihre Gewinnberechtigung für das Geschäftsjahr, in dem die Kapitalerhöhung durchgeführt wird, kann abweichend von § 60 Abs. 2 Satz 3 des AktG geregelt werden.

§ 5 Namensaktien, Übertragung der Aktien

(1)	Die Aktien lauten auf den Namen der Aktionäre.

(2)
Die Aktien können nur mit Zustimmung der Gesellschaft übertragen werden. Über die Erteilung der Zustimmung beschließt die Hauptversammlung mit einer Mehrheit von 75 % des gesamten stimmberechtigten Grundkapitals.

It shall be divided into 21,205,250 no-par-value shares.

(2)	Issuing of preference shares with a profit priority right is reserved.

(3)
The form of share certificates shall be determined by the board of directors with the consent of the supervisory board. This shall apply accordingly to debentures and their interest and renewal certificates.

(4)
The company may combine the shares wholly or in part in share certificates that certify multiple shares. Every shareholder shall have the right to demand that the company issue a multiple certificate for all shares held by him at its expense. The shareholder's claim to individual certification of several shares shall be excluded. The company shall not issue any profit share and renewal certificates

(5)
New shares from a future capital increase may be applied with priority for profit distribution. Their profit participation rights for the business year in which the capital increase is performed may be stipulated deviating from § 60 para. 2 sentence 3 of the AktG.

§ 5 Registered Shares, Transfer of Shares

(1)	The shares shall be held in the names of the shareholders.

(2)	The shares may only be transferred with the company's consent. Consent shall be determined by the general meeting with a majority of 75 % of the total share capital with voting rights.

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Exhibit T3B.20
§ 6 Einziehung von Aktien

(1)	Die Einziehung von Aktien durch die Gesellschaft ist nach Maßgabe von § 237 AktG zulässig.

(2)	Eine Zwangseinziehung von Aktien ist der Gesellschaft gestattet, wenn

a)
über das Vermögen des betroffenen Aktionärs das Insolvenzverfahren rechtskräftig eröffnet oder die Eröffnung eines solchen Verfahrens rechtskräftig mangels Masse abgelehnt wird oder der Aktionär eine Vermögensauskunft nach §§ 802c ff. ZPO abgegeben hat;

b)
diese Aktien ganz oder teilweise von einem Gläubiger des betroffenen Aktionärs gepfändet werden oder in sonstiger Weise in diese vollstreckt wird und die Vollstreckungsmaßnahme nicht innerhalb von drei Monaten, spätestens jedoch bis zur Verwertung der Aktien, aufgehoben wird;

c)	in der Person des betroffenen Aktionärs ein wichtiger Grund, analog § 140 iVm § 133 HGB vorliegt, der seinen Ausschluss aus der Gesellschaft rechtfertigt.

(3)	Die Einziehung von Aktien wird durch den Vorstand erklärt.
§ 6 Withdrawal of Shares

(1)	Withdrawal of shares by the company shall be permitted according to the proviso of § 237 Stock Corporation Act.

(2)	The company shall have the right to perform forced withdrawal of shares if

a)
insolvency proceedings are finally opened regarding the assets of the affected shareholder or opening of such proceedings is finally refused due to lack of assets or if the shareholder has made an affidavit regarding his financial situation pursuant to §§ 802c et seqq. Code of Civil Procedure;

b)
these shares are seized wholly or in part by a creditor of the respective shareholder or execution regarding them takes place otherwise and the execution measure is not revoked within three months, but at the latest before utilisation of the shares;

c)	there is any important reason in the person of the respective shareholder in accordance with § 140 in conjunction with § 133 German Commercial Code that justifies his exclusion from the company.

(3)	Withdrawal of shares shall be declared by the board of directors.

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Exhibit T3B.20
(4)
Im Falle der Zwangseinziehung ist an den betroffenen Aktionär bzw. seinen Rechtsnachfolger als Einziehungsentgelt ein Betrag zu zahlen, der wie folgt zu bewerten ist.
Bei der Bewertung ist für das Unternehmen ein Wert anzusetzen, der entsprechend dem Verfahren zur Ermittlung des gemeinen Wertes nicht notierter Anteile an Kapitalgesellschaften (R B 11.2 ErbStR 2011 Erbschaftsteuer-Richtlinien 2011) ermittelt wird. Kommt eine Einigung über die Abfindung binnen sechs Monaten nach dem Tag des Ausscheidens nicht zustande, so wird sie von einem Schiedsgutachter verbindlich festgesetzt, den der Präsident für den Sitz der Gesellschaft zuständigen Industrie- und Handelskammer auf Antrag der Gesellschaft oder des ausscheidenden Gesellschafter bestimmt, falls eine Einigung über die Person des Schiedsgutachters ebenfalls nicht zustande kommt. Die Kosten der Ermittlung der Abfindung sind von der Gesellschaft und dem ausscheidenden Gesellschafter je zur Hälfte zu tragen.

Die Festsetzung der weiteren Bedingungen der Zwangseinziehung bleibt der Beschlussfassung durch die Hauptversammlung überlassen.

III.	Der Vorstand

§7 Zusammensetzung und Geschäftsführung

(1)
Der Vorstand der Gesellschaft besteht aus mindestens einer Person. Im Übrigen bestimmt der Aufsichtsrat die Zahl der Mitglieder des Vorstandes. Der Aufsichtsrat kann einen Vorsitzenden des Vorstandes sowie einen stellvertretenden Vorsitzenden des Vorstandes ernennen. Es können auch stellvertretende Vorstandsmitglieder bestellt werden.

(2)	Die Mitglieder des Vorstandes werden vom Aufsichtsrat für höchstens fünf Jahre bestellt.

(3)	Die Beschlüsse des Vorstandes werden mit einfacher Stimmenmehrheit gefasst. Bei Stimmengleichheit gibt die Stimme des Vorsitzenden den Ausschlag.
(4)

In case of forced withdrawal, an amount shall be paid to the affected shareholder or his legal successor as compensation for withdrawal, to be assessed as follows:

Assessment shall be based on a value for the company that is determined according to the proceedings to determine the common value of unlisted shares in stock corporations (R B 11.2 ErbStR 2011 inheritance tax directives 2011).

If an agreement on the compensation is not reached within six months after the day of the exit, it shall be bindingly stipulated by an arbitration expert appointed by the president of the chamber of industry and commerce competent for the company's registered office upon request from the company or the exiting shareholder if they also cannot agree on the person of the arbitration expert. The costs for determination of the settlement shall be assumed by the company and the exiting shareholder at equal shares.

The further conditions of the forced withdrawal shall be determined by resolution passed by the general meeting.

III.	Board of Directors (General Managers)

§7 Composition and Management

(1)
The board of directors of the company shall comprise at least one person. Apart from this, the supervisory board shall determine the number of members of the board of directors. The supervisory board may designate a chairman of the board of directors and a deputy chairman of the board of directors. Deputy board members may be appointed as well.

(2)	The members of the board of directors shall be appointed by the supervisory board for up to five years.

(3)	The resolutions of the board of directors shall be passed with a simple majority of votes. In case of a tie, the vote of the chairman shall be decisive.

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Exhibit T3B.20
(4)
Der Vorstand hat die Geschäfte der Gesellschaft nach Maßgabe der Gesetze, der Satzung und - soweit vorhanden - der Geschäftsordnung sowie des Geschäftsverteilungsplanes zu führen. Er kann sich mit Zustimmung des Aufsichtsrates durch einstimmigen Beschluss eine Geschäftsordnung geben. Ein Geschäftsverteilungsplan des Vorstandes bedarf der Zustimmung des Aufsichtsrates.

§8 Vertretung

(1)
Ist nur ein Vorstandsmitglied vorhanden, so ist dieses einzelvertretungsberechtigt. Besteht der Vorstand aus mehreren Personen, wird die Gesellschaft durch zwei Vorstandsmitglieder oder durch ein Vorstandsmitglied in Gemeinschaft mit einem Prokuristen gesetzlich vertreten. Der Aufsichtsrat kann bestimmen, dass die Vorstandsmitglieder einzeln zur Vertretung berechtigt sind. Er kann den Vorstandsmitgliedern Befreiung von den Beschränkungen des § 181 BGB insoweit erteilen, als sie die Gesellschaft bei Rechtsgeschäften mit von ihnen vertretenen Dritten vertreten können.

(2)	Außer in dem im Gesetz vorgesehenen Fällen darf der Vorstand folgende Geschäfte nur mit Zustimmung des Aufsichtsrates vornehmen:

a)	Erwerb, Veräußerung, Belastung von Immobilien;

b)	Gründung von Filialbetrieben, Zweigniederlassungen, Übernahme von Beteiligungen gleich welcher Rechtsform, Aufnahme stiller Gesellschafter;

c)	Rechtsgeschäfte aller Art zwischen der Gesellschaft und den Mitgliedern des Vorstandes und den Mitgliedern des Aufsichtsrates;
(4)
The board of directors shall manage the company's business according to the proviso of the laws, the articles of association and – where present – the rules of procedure and the business distribution plan. It may stipulate rules of procedure for itself by unanimous decision with the consent of the supervisory board. A business distribution plan of the board of directors shall require the consent of the supervisory board.

§8 Representation

(1)
If there is only one director, he shall have a right of single representation. If the board of directors has several members, the company shall be represented by two directors or by one director together with an authorised signatory. The supervisory board may determine that the directors have single representation rights. It may exempt the directors from the restrictions of § 181 German Civil Code in that they may represent the company in legal transactions with third parties represented by them.

(2)	Except for the cases stipulated by the law, the board of directors must conduct the following transactions only with consent of the supervisory board:

a)	Purchase, sale, encumbrance of real estate;

b)	Founding branch offices, subsidiaries, acquiring shares of any legal form, including silent shareholders;

c)	Legal transactions of any kind between the company and the members of the board of directors and the members of the supervisory board;

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Exhibit T3B.20
d)	Maßnahmen die über den normalen Geschäftsbetrieb der Gesellschaft hinaus gehen.

Der Aufsichtsrat kann in der Geschäftsordnung für den Vorstand oder durch Beschluss anordnen, dass bestimmte weitere Geschäfte seiner Zustimmung bedürfen.

(3)
Der Vorstand legt dem Aufsichtsrat regelmäßig, jedoch mindestens jährlich die von ihm aufgestellten Jahresplanungen (Investitions-, Finanz-, Personal-, Erlös- und Kosten- sowie sonstigen Pläne) vor und spricht sie mit ihm durch. Mit Billigung dieser Pläne durch Beschluss des Aufsichtsrates gelten auch die in diesen Plänen vorgesehenen oder ihnen umfassten Maßnahmen (z.B. Investitionen, Finanzierungen, Neueinstellungen von Personal usw.) als genehmigt, so dass sie keiner aus sonstigen Gründen etwa erforderlichen gesonderten Genehmigung oder Zustimmung des Aufsichtsrates mehr bedürfen. Geringfügige Überschreitungen (bis zu 10%) der einzelnen Budgetposten bedürfen keiner besonderen Genehmigung.

IV.	Der Aufsichtsrat

§9 Zusammensetzung, Amtsdauer

(1)	Der Aufsichtsrat besteht aus mindestens drei Personen.

(2)
Soweit die Hauptversammlung nicht bei der Wahl für einzelne von ihr zu wählende Aufsichtsratsmitglieder oder für den Gesamtaufsichtsrat einen kürzeren Zeitraum beschließt, werden die Aufsichtsratsmitglieder längstens für die Zeit bis zur Beendigung der Hauptversammlung gewählt, die über die Entlastung für das vierte Geschäftsjahr nach dem Beginn der Amtszeit beschließt. Dabei wird das Geschäftsjahr, in dem die Amtszeit beginnt, nicht mitgerechnet. Eine Wiederwahl ist möglich. Die Wahl des Nachfolgers eines vor Ablauf seiner Amtszeit ausgeschiedenen Mitglieds erfolgt nur für den Rest der Amtszeit des ausgeschiedenen Mitglieds.

(d)	Measures exceeding the regular business operation of the company.

The supervisory board may order in the rules of procedure for the board of directors or by resolution that specific other transactions require its consent.

(3)
The board of directors shall submit the annual plans compiled by it (investment, financial, personnel, revenue and cost as well as other plans) to the supervisory board at regular intervals, but at least every year, and shall discuss them with it. The measures intended for in these plans or comprised by them (e.g. investments, financing, new employment of staff, etc.) shall be deemed approved with the supervisory board's consent to these plans by resolution, so that they no longer require any separate approval or consent of the supervisory board that may be required for any other reason. Minor exceeding (up to 10%) of the individual budget items shall not require any separate approval.

IV.	The Supervisory Board

§9 Composition, Term of Office

(1)	The supervisory board shall comprise at least three persons.

(2)
Provided that the general meeting does not determine a shorter period for individual supervisory board members to be elected by it or for the overall supervisory board at the election, the supervisory board members shall be elected at the longest for the time until the end of the general meeting deciding about discharge for the fourth business year after commencement of the term of office. The business year in which the term of office commences shall not be included in this. Re-election shall be possible. Election of the successor of a member who leaves before the end of the term of office shall only cover the remainder of the term of office of the exiting member.

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Exhibit T3B.20
(3)
Gleichzeitig mit der Wahl der ordentlichen Aufsichtsratsmitglieder können für einen oder mehrere bestimmte Aufsichtsratsmitglieder Ersatzmitglieder gewählt werden. Sie werden nach der bei der Wahl festzulegenden Reihenfolge Mitglieder des Aufsichtsrates, wenn Aufsichtsratsmitglieder, als deren Ersatzmitglieder sie gewählt wurden, vor Ablauf ihrer Amtszeit aus dem Aufsichtsrat ausscheiden. Sind Ersatzmitglieder gewählt, so tritt das Ersatzmitglied für die Dauer der restlichen Amtszeit des ausscheidenden ordentlichen Mitglieds an dessen Stelle. Auch für ein nach Abs. 2 in den Aufsichtsrat zu entsendendes Mitglied kann ein Ersatzmitglied bestellt werden.

(4)
Die Mitglieder des Aufsichtsrats können vor Ablauf ihrer Amtszeit ihres Amtes enthoben werden, wenn die Hauptversammlung dies mit einer Mehrheit von 3/4 des bei der Beschlussfassung vertretenen Grundkapitals beschließt.

(5)
Jedes Mitglied kann sein Amt ohne Einhaltung einer Frist niederlegen, wenn ein wichtiger Grund besteht. Sofern für die Amtsniederlegung kein wichtiger Grund besteht, ist eine Frist von drei Monaten einzuhalten. Die Amtsniederlegung erfolgt durch schriftliche Erklärung gegenüber dem Vorstand unter Benachrichtigung des Vorsitzenden des Aufsichtsrates.

(3)
At the same time as election of the regular supervisory board members, replacement members for one or several specific supervisory board members may be elected. They shall become members of the supervisory board at the order to be stipulated at the elections if the members of the supervisory board for which they were elected as replacement members leave the supervisory board before the end of their terms of office. If replacement members have been elected, the replacement member shall replace the exiting regular member for the duration of that member's remaining term of office. A replacement member for a member to be delegated to the supervisory board pursuant to para. 2 may be elected as well.

(4)
The members of the supervisory board may be recalled from their office before the end of their term of office if the general meeting decides this with a majority of 3/4 of the share capital represented in passing of the resolution.

(5)
Any member may put down their office without compliance with any period of notice if there is an important reason for this. If there is no important reason for putting down the office, a period of notice of three months shall be observed. The office shall be put down by written declaration towards the board of directors, with notification to the chairman of the supervisory board.

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Exhibit T3B.20
§10 Vorsitzender und Stellvertreter

(1)
Der Aufsichtsrat wählt in seiner ersten Sitzung nach seiner Wahl aus seiner Mitte einen Vorsitzenden und einen Stellvertreter. Die Wahl erfolgt für die Amtszeit der Gewählten. Der Stellvertreter hat die Rechte und Pflichten des Vorsitzenden des Aufsichtsrates, wenn dieser an der Ausübung seines Amtes verhindert ist.

(2)	Scheidet der Vorsitzende oder sein Stellvertreter vorzeitig aus dem Amt aus, so hat der Aufsichtsrat unverzüglich eine Neuwahl für die restliche Amtszeit des ausgeschiedenen vorzunehmen.

§11 Einberufung und Beschlussfassung

(1)	Der Aufsichtsrat muss mindestens einmal im Kalenderhalbjahr einberufen werden, wobei Beschlussfassungen nach Abs. 3 ausreichend sind.

(2)
Die Sitzungen des Aufsichtsrates werden durch den Vorsitzenden, im Falle seiner Verhinderung durch seinen Stellvertreter mit einer Frist von sieben Tagen schriftlich, durch Telefax oder mittels elektronischer Medien einberufen durch Telefax oder mittels elektronischer Medien  einberufen. Der Vorsitzende des Aufsichtsrates kann die Einberufung des Aufsichtsrates auch an den Vorstandsvorsitzenden übertragen. Bei der Berechnung der Frist werden der Tag der Absendung der Einladung und der Tag der Sitzung nicht mit gerechnet. In dringenden Fällen kann der Vorsitzende die Frist abkürzen und mündlich oder fernmündlich, einberufen.

§10 Chairman and Deputy

(1)
The supervisory board elects a chairman and a deputy from its members in its first meeting after its election. This election shall be for the term of office of the elected persons. The deputy shall have the rights and obligations of the chairman of the supervisory board when the chairman is unable to perform his office.

(2)	If the chairman or his deputy leaves office prematurely, the supervisory board shall hold a new election for the remaining term of office of the exiting person without delay.

§11 Convening and Passing of Resolutions

(1)	The supervisory board must be convened at least once per calendar half year, whereby resolutions pursuant to subparagraph 3 are sufficient.

(2)
The meetings of the supervisory board shall be convened by the chairman, and by his deputy if he is prevented, with a period of notice of seven days in writing, by telefax or by electronic media. The chairman of the supervisory board may delegate convening of the supervisory board to the chairman of the board of directors as well. The period shall be calculated without including the day of dispatch of the invitation and the day of the meeting. In urgent cases, the chairman may shorten the period and convene orally or by phone.

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Exhibit T3B.20
(3)
Außerhalb von Sitzungen können auf Anordnung des Aufsichtsratsvorsitzenden Beschlussfassungen mündlich, fernmündlich, schriftlich, durch Telefax, durch E-Mail oder mittels sonstiger gebräuchlicher Telekommunikationsmittel, insbesondere per Videokonferenz, erfolgen. Ein Widerspruchsrecht der Aufsichtsratsmitglieder besteht nicht.

Der Aufsichtsrat ist beschlussfähig, wenn der Aufsichtsratsvorsitzende und ein weiteres Mitglied an der Beschlussfassung teilnimmt . Ein Mitglied nimmt auch dann an der Beschlussfassung teil, wenn es sich der Stimme enthält. Ein verhindertes Aufsichtsratsmitglied kann an der Beschlussfassung teilnehmen, in dem es schriftliche Stimmabgaben durch ein anderes Aufsichtsratsmitglied oder durch eine Person, die nicht dem Aufsichtsrat angehört , übergeben lässt. Als schriftliche Stimmabgabe gilt auch eine durch Telefax oder mittels elektronischer Medien übermittelte Stimmangabe sowie die Teilnahme per Videokonferenz.

(4)
Über die Sitzungen des Aufsichtsrates ist eine Niederschrift anzufertigen, die von dem Vorsitzenden der Sitzung zu unterzeichnen ist. Bei Beschlussfassungen außerhalb von Sitzungen ist die Niederschrift vom Vorsitzenden des Aufsichtsrates zu unterzeichnen und unverzüglich allen Mitgliedern zuzuleiten.

(5)
Der Vorsitzende ist ermächtigt, im Namen des Aufsichtsrates die zur Durchführung der Beschlüsse erforderlichen Willenserklärungen abzugeben und an den Aufsichtsrat gerichtete Erklärungen in Empfang zu nehmen.

§12 Aufsichtsratsvergütung, Haftpflichtversicherung

(1)	Jedes Mitglied erhält nach Abschluss eines Geschäftsjahres eine angemessene Vergütung, die durch Beschluss der Hauptversammlung festgelegt wird.

(2)
Die Gesellschaft erstattet den Aufsichtsratsmitgliedern die baren Auslagen. Die Umsatzsteuer wird von der Gesellschaft erstattet, soweit die Mitglieder des Aufsichtsrates berechtigt sind, die Umsatzsteuer der Gesellschaft gesondert in Rechnung zu stellen und dieses Recht ausüben.

(3)
Outside of meetings, resolutions may be passed orally, by phone, in writing, by fax, by email or by other usual telecommunication means on the order of the supervisory board's chairman, in particular by way of video conference. The supervisory board members shall not have any objection rights.

The supervisory board shall have a quorum when the chairman of the supervisory board and one other member participate in passing of the resolution. A member is also counted as participating in passing of the resolution if the member abstains. A supervisory board member prevented from attending may participate in passing of the resolution by having written votes submitted by another supervisory board member or a person who is not a supervisory board member. Written voting shall also include voting submitted by telefax or electronic media.

(4)
A record on the meetings of the supervisory board shall be drawn up and signed by the chairman of the meeting. When passing resolutions outside of meetings, the record shall be signed by the chairman of the supervisory board and sent to all members without delay.

(5)
The chairman shall have the right to make any required declarations of intent in the name of the supervisory board that are required to perform the resolutions and to receive any declarations addressed to the supervisory board.

§12 Compensation of the Supervisory Board, Liability Insurance

(1)	Every member shall receive an appropriate compensation after the end of each business year, which shall be stipulated by resolution of the general meeting.

(2)
The company shall reimburse the supervisory board members for cash expenses. VAT shall be reimbursed by the company if the supervisory board members have the right to separately invoice VAT to the company and make use of this right.

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Exhibit T3B.20
§13 Geschäftsordnung und Änderung der Satzungsfassung

Der Aufsichtsrat kann sich im Rahmen der gesetzlichen Vorschriften und der Bestimmungen dieser Satzung eine Geschäftsordnung geben.

V.	Die Hauptversammlung

§14 Ort und Einberufung

(1)	Die ordentliche Hauptversammlung findet innerhalb der ersten acht Monate nach Ablauf eines jeden Geschäftsjahres statt. Zu den Gegenständen ihrer Tagesordnung gehören insbesondere:

a)	Die Vorlage und Erläuterung des geprüften Jahresabschlusses, des Geschäftsberichtes, des Berichtes des Aufsichtsrates und des Vorschlages des Vorstandes über die Gewinnverwendung;

b)	ggf. Beschlussfassung über die Feststellung des Jahresabschlusses;

c)	Beschlussfassung über die Gewinnverwendung;

d)	Beschlussfassung über die Entlastung von Vorstand und Aufsichtsrat;

e)	ggf. Wahl von Aufsichtsratsmitgliedern;

f)	ggf. Wahl des Abschlussprüfers.

(2)
Eine außerordentliche Hauptversammlung ist einzuberufen, wenn nach Gesetz oder Satzung eine Beschlussfassung der Hauptversammlung erforderlich ist oder das Wohl der Gesellschaft eine Einberufung notwendig macht.

§13 Rules of Procedure and Changes to the Articles of Association

The supervisory board may pass rules of procedure for itself in the scope of the statutory provisions and the provisions of these articles of association.

V.	The General Meeting

§14 Place and Convening

(1)	The regular general meeting shall take place within the first eight months after the end of each business year. The items of its agenda shall specifically include:

a)	submission and explanation of the reviewed annual statement, business report, report of the supervisory board and proposal of the board of directors regarding distribution of profits;

b)	if appl. passing of the resolution on determination of the annual statement;

c)	passing of the resolution on distribution of profits;

d)	passing of the resolution on discharge of the board of directors and supervisory board;

e)	if appl. election of supervisory board members;

f)	if appl. election of the auditor.

(2)
An extraordinary general meeting shall be convened if a resolution must be passed by the general meeting under the law or articles of association or if the company's welfare requires it to be convened.

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Exhibit T3B.20
(3)
Die Hauptversammlung wird durch den Vorstand und in den gesetzlichen vorgeschriebenen Fällen durch den Aufsichtsrat einberufen. Die Einberufung der Hauptversammlung erfolgt durch einmalige Bekanntmachung im elektronischen Bundesanzeiger. Sind die Aktionäre der Gesellschaft namentlich bekannt, kann die Hauptversammlung stattdessen auch durch eingeschriebene Briefe an die der Gesellschaft zuletzt bekannten Adressen der Aktionäre unter Einhaltung einer Frist von mindestens einem Monat einberufen werden. Der Tag der Absendung und der Tag der Hauptversammlung werden dabei nicht mitgerechnet. Mit der Einberufung sind alle Gegenstände der Tagesordnung mitzuteilen.

(4)
Ohne Wahrung der gesetzlichen und satzungsgemäßen Einberufungsförmlichkeiten kann eine Hauptversammlung abgehalten werden, wenn alle Aktionäre erschienen oder vertreten sind und kein Aktionär der Beschlussfassung widerspricht.

§15 Teilnahmerecht und Stimmrecht

(1)
Zur Teilnahme an der Hauptversammlung und zur Ausübung des Stimmrechts sind alle am Tag der Hauptversammlung im Aktienbuch eingetragenen Aktionäre der Gesellschaft oder deren in Textform bevollmächtigte Vertreter berechtigt. Umschreibungen im Aktienbuch finden in den letzten zwei Wochen vor der Hauptversammlung nicht mehr statt.

(2)	Jede Aktie gewährt eine Stimme. Das Stimmrecht beginnt mit der vollständigen Leistung der Einlage.
(3)
The general meeting shall be convened by the board of directors, and by the supervisory board in the legally required cases. The general meeting shall be convened by one announcement in the electronic Federal gazette. If the shareholders are known to the company by name, the general meeting may instead also be convened by registered letters to the last addresses of the shareholders known to the company, in compliance with a period of notice of at least one month. The day of dispatch and the day of the general meeting shall not be included in this period. All items of the agenda shall be disclosed when convening the meeting.

(4)
Without observing the convening formalities required by law and the articles of association, a general meeting may be held if all shareholders are present or represented and no shareholder objects to passing of a resolution.

§15 Participation and Voting Rights

(1)
All shareholders of the company registered in the share register on the day of the general meeting or their representatives authorised in text form shall have the right to participate in the general meeting and to exercise their voting rights. Transfers in the share register shall not take place during the last two weeks before the general meeting.

(2)	Every share shall grant one vote. The voting rights shall commence with complete payment of the contribution.

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Exhibit T3B.20
§16 Vorsitz in der Hauptversammlung

(1)
Den Vorsitz in der Hauptversammlung führt der Vorsitzende des Aufsichtsrates, im Fall seiner Verhinderung sein Stellvertreter oder ein anderes durch den Aufsichtsrat zu bestimmendes Aufsichtsratsmitglied. Ist keiner von diesen erschienen oder zur Leitung der Versammlung bereit, so eröffnet der an Lebensjahren älteste anwesende Aktionär die Versammlung und lässt von ihr einen Vorsitzenden wählen.

(2)	Der Vorsitzende leitet die Versammlungen, bestimmt die Reihenfolge, in der die Gegenstände der Tagesordnung behandelt werden, und entscheidet über die Form der Abstimmung.

§17 Beschlüsse, Mehrheiten, Wahlen, Niederschrift

(1)
Die Hauptversammlung ist beschlussfähig, wenn mehr als 30 % des gesamten stimmberechtigten Grundkapitals vertreten sind. Erweist sich eine Hauptversammlung als nicht beschlussfähig, so ist eine neu einberufene Hauptversammlung, die innerhalb der nächsten sechs Wochen stattfindet, hinsichtlich der Gegenstände, die auf der Tagesordnung der beschlussunfähigen Hauptversammlung standen, ohne Rücksicht auf die Höhe des dann vertretenen Grundkapitals beschlussfähig, wenn in der Einberufung hierauf hingewiesen wurde.

(2)
Beschlüsse der Hauptversammlung über Satzungsänderungen, die Zustimmung zu Unternehmensverträgen, Umwandlungsmaßnahmen (Verschmelzung, Spaltung, Formwechsel) nach dem Umwandlungsgesetz vom 28. Oktober 1994 oder die Auflösung der Gesellschaft werden, soweit nicht zwingend gesetzliche Vorschriften entgegenstehen, mit der Mehrheit von 75 % des gesamten stimmberechtigten Grundkapitals der Gesellschaft gefasst. Im Übrigen gelten für die Beschlussfassung der Hauptversammlung die gesetzlichen Bestimmungen.

§16 Chairman of the General Meeting

(1)
The chairman of the general meeting shall be the chairman of the supervisory board, and his deputy or another supervisory board member to be determined by the supervisory board if he is prevented. If none of them is present or willing to chair the meeting, the present shareholder oldest by years shall open the meeting and have it elect a chairman.

(2)	The chairman shall manage the meetings, determine the order in which the items of the agenda are treated, and decide on the form of voting.

§17 Resolutions, Majorities, Elections, Record

(1)
The general meeting shall have a quorum if more than 30 % of the total share capital with voting rights are represented. If a general meeting has no quorum, a newly convened general meeting taking place within the next six weeks shall have a quorum for the items that were on the agenda of the general meeting that had no quorum without consideration of the amount of the share capital then represented, provided that the convening notice informed about this.

(2)
Resolutions of the general meeting regarding any changes to the articles of association, consent to company contracts, conversion measures (mergers, split-offs, form changes) under the Transformation Act from 28 October 1994 or dissolution of the company shall be passed with a majority of 75 % of the total share capital of the company with voting rights, unless mandatory statutory provisions oppose this. Apart from this, passing of resolutions in the general meeting shall be subject to the statutory provisions.

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Exhibit T3B.20
(3)
Wahlen erfolgen mit einfacher Stimmenmehrheit. Wird bei einer Wahl im ersten Wahlgang eine einfache Stimmenmehrheit nicht erreicht, so findet eine weitere Wahl unter den Personen statt, auf die die beiden höchsten Stimmzahlen entfallen sind. Bei dieser weiteren Wahl entscheidet die höchste Stimmenzahl.

(4)	Über die Verhandlungen ist eine Niederschrift zu fertigen, die vom Vorsitzenden des Aufsichtsrates zu unterzeichnen ist.

VI.	Rechnungslegung, Gewinnverwendung

§18 Jahresabschluss, Lagebericht

(1)
Der Vorstand hat in den ersten drei Monaten des Geschäftsjahres den Jahresabschluss (Bilanz nebst Gewinn- und Verlustrechnung und Anhang) und - soweit nach § 264 Abs. 1 HGB erforderlich - den Lagebericht für das vergangene Geschäftsjahr aufzustellen und diese Unterlagen nach ihrer Aufstellung unverzüglich dem Aufsichtsrat vorzulegen. Ist der Jahresabschluss und ein etwaiger Lagebericht durch einen Abschlussprüfer zu prüfen, sind diese Unterlagen mit dem Prüfungsbericht des Abschlussprüfers unverzüglich nach Eingang des Prüfungsberichts dem Aufsichtsrat vorzulegen. Zugleich mit dem Jahresabschluss hat der Vorstand dem Aufsichtsrat den Vorschlag, den er der Hauptversammlung für die Verwendung des Bilanzgewinns machen will, mitzuteilen.

(3)
Elections shall be decided by a simple majority of votes. If a simple majority of votes is not achieved in the first ballot, another election shall take place between the persons who had the two highest numbers of votes. The highest number of votes shall decide this further election.

(4)	A record on the discussions shall be drawn up and signed by the chairman of the supervisory board.

VI.	Accounting, Use of Profits

§18 Annual Statement, Management's Report

(1)
The board of directors shall compile the annual statement (balance sheet with profit and loss statement and annex) and – where required pursuant to § 264 para. 1 HGB - management's report for the last business year within the first three months of the business year and shall submit these documents to the supervisory board without delay after their compilation. If the annual statement and any management's report must be audited by an auditor, the documents shall be submitted to the supervisory board with the audit opinion of the auditor without delay after the audit report is received. At the same time as the annual statement, the board of directors shall inform the supervisory board of its proposal to be made to the general meeting regarding distribution of the net profit.

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Exhibit T3B.20
(2)
Der Aufsichtsrat hat den Jahresabschluss, den Lagebericht des Vorstandes und den Vorschlag für die Verwendung des Bilanzgewinnes zu prüfen und über das Ergebnis der Prüfung schriftlich in der Hauptversammlung zu berichten. Er hat seinen Bericht innerhalb eines Monats nach Zugang der Vorlagen dem Vorstand zuzuleiten. Billigt der Aufsichtsrat nach Prüfung den Jahresabschluss, so ist dieser festgestellt, sofern nicht Vorstand und Aufsichtsrat beschließen, die Feststellung des Jahresabschlusses der Hauptversammlung zu überlassen.

§19 Rücklagen

Stellen Vorstand und Aufsichtsrat den Jahresabschluss fest, so können sie Beträge bis zur Hälfte des Jahresüberschusses in andere Gewinnrücklagen einstellen. Dabei sind Beträge, die in die gesetzliche Rücklage einzustellen sind, und ein Verlustvortrag vorab vom Jahresüberschuss abzuziehen.

VII.	Schlussbestimmungen

§20 Gründungsaufwand

Die Gesellschaft trägt die Kosten des Formwechsels (Notar- und Gerichtskosten, Veröffentlichungskosten, Kosten der Rechts- und Steuerberater, Kosten der Gesellschafterversammlung) bis zum Höchstbetrag von EUR 30.000,00.
(2)
The supervisory board shall review the annual statement, the management's report of the board of directors and the proposal for distribution of the net profit and report on the result of the review in writing in the general meeting. It shall submit its report to the board of directors within one month of receipt of the submissions. If the supervisory board approves the annual statement upon review, it shall be determined unless the board of directors and supervisory board decide to have the annual statement determined by the general meeting.

§19 Reserves

If the board of directors and supervisory board determine the annual statement, they may add amounts up to half of the annual surplus into other retained earnings. Amounts that are to be added to the statutory reserves and any loss carried forward shall be deducted from the annual surplus in advance.

VII.	Final Provisions

§20 Founding Expenses

The company shall bear the costs for the form change (notary public's and court fees, publication costs, costs for legal and tax advisors, costs for the shareholders' meeting) up to a maximum amount of EUR 30,000.00.

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